Exhibit 10.38

EMPLOYMENT AGREEMENT

In consideration of my at-will employment by Teradyne, Inc., a corporation of the Commonwealth of Massachusetts (herein referred to as “the Company”), and the payments made to me as consequence thereof and specifically the grant of an option in 2004 to purchase common stock of the Company, I agree that I will promptly report to an officer of the Company or to such other individual as may from time to time be designated, all inventions and new ideas which I, alone or with others, have conceived or reduced to practice since the time of entering the employment of the Company in respect to any subject matter relating to the business in which the Company is engaging as of the date of conception or reduction to practice of each such invention or new idea. This obligation ceases with termination of my employment with the Company.

I further agree to assign to the Company the entire interest throughout the world in all inventions and new ideas referred to in the proceeding paragraph, whether or not reported by me, and to execute all papers and do anything necessary and reasonable to secure to the Company title therein and Letters Patent pertaining thereto including the giving of testimony in any suit if called so to do during or after my employment but all at the expense of the Company. I also waive all claims to moral rights in any Inventions.

All inventions and new ideas that would fall within the scope of this agreement, but for the fact that they were conceived prior to my employment by the Company, may be excluded from this agreement only if I can establish, under applicable inventorship law, a date of conception prior to my entering the employment of the Company.

I further agree that I will make a written record of all inventions and new ideas falling within the scope of this agreement in the form of notes, sketches, drawing, or reports relating thereto, which records shall be and remain the property of and available to the Company at all times.

I further agree that I will not, during or after the period of my employment with the Company, divulge to any unauthorized persons confidential information concerning the Company’s business, technology, and activities that I learn during the period of my employment, or use any such information except on the Company’s behalf.

I further agree that I will observe all rules and regulations laid down by the Government agencies relating to the safeguarding of classified information that may be disclosed or entrusted to me in connection with any contract between the Company and the Government or any contractor with the Government.

I further agree that during the period of my employment by the Company, and for a period of one year after my employment ceases for any reason, excluding an involuntary termination by the Company for other than Cause, I will notdirectly or indirectly enter the employment of, or render any professional services, including but not limited to as an independent contractor, consultant, director, partner, owner or otherwise, except such as are rendered at the request of the Company, to any individual, partnership, association or corporation who or which is a competitor of the Company without the prior permission in writing of the Company. For purposes of this Agreement, “Cause” shall mean (a) a good faith finding by the Company of a failure by me to perform my assigned duties for the Company, dishonesty, gross negligence or misconduct, (b) a failure by me to comply with the Company’s published standards of business conduct; and (c) my conviction of, or the entry of a plea of guilty or nolo contendere by me to, any crime involving moral turpitude or any felony. Competitor includes, but is not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service or intends to do so that is competitive with any product or service developed, produced, marketed, sold or rendered by the Company, including actual or demonstrably anticipated research or development. I further agree that I will notify the Company of any outside employment in which I am engaged during the period of my employment with the Company.

I further agree that during the period of my employment with the Company, and for a period of one year after my employment ceases for any reason, I will not (except on the Company’s behalf) solicit (for the purpose of providing a product or service that is competitive with the Company) any customer or prospective customer of the Company that was contacted, solicited or served by me within the five year period immediately preceding the termination of my employment with the Company.

I further agree that during the period of my employment with the Company, and for a period of one year after my employment ceases for any reason, I will not recruit, solicit, hire, or engage as an employee or an independent contractor, any employee or former employee, excluding any former employee whose employment with the Company has been terminated for a period of six months or longer.

Due to the global market in which the Company operates, the geographic scope of this Agreement shall extend to anywhere the Company or its subsidiaries do business, have done business or have plans to do business.

This Agreement supersedes all previous agreements between me and the Company relating to the subject matter hereof, and may not be modified on behalf of the Company in whole or in part except by a statement in writing signed by an authorized officer of the Company.

I further agree that if any one or more provisions in this agreement are deemed unenforceable, they will be reformed to the extent necessary to make them enforceable, and the remaining provisions of the agreement will continue in full force and effect.

I further agree that this Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, federal court located within Massachusetts), and I consent to the jurisdiction of such a court.

I acknowledge that I have carefully read this Agreement and understand and agree to all the provisions in this Agreement.

Signed at:                     Boston                      this         30th         day of         July        , 2004

Employee Signature:             /s/ Michael A. Bradley             Teradyne Signature:             /s/ Loren Eaton

Non-CA (MA, NH & IL) Exec. Emp. Agree.

April, 2004